Exhibit 99.1

Pomeroy IT Solutions, Inc.	Contact:
1020 Petersburg Road	Kevin Gregory, Sr. Vice President
Hebron, KY 41048	and Chief Financial Officer
859-586-0600	859-586-0600 x 1424
www.pomeroy.com	kgregory@pomeroy.com

Pomeroy IT Solutions, Inc. Reports First Quarter 2008 Results

Hebron, KY – May 15, 2008 – Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) an information technology ("IT") solutions provider with a comprehensive portfolio of hardware, software, technical staffing services, as well as infrastructure and lifecycle services, today reported first quarter revenue of $143.6 million and a net loss of $(4.2) million, or $(0.35) per fully diluted share.

"Our first quarter loss, while less than the previous two quarters, continued to reflect margin pressures in our Infrastructure Services business resulting from less than optimal utilization of our technical resources. The results also reflect a number of charges that we do not anticipate to be recurring.  Our product gross margins improved year over year, but product volumes declined reflecting certain customers' decisions to delay purchases given the current economic environment," said Keith Coogan, CEO and President of Pomeroy IT Solutions.

"During April, we took corrective actions to further reduce our Infrastructure Services staffing levels in recognition of the current revenue levels and our customer service level requirements.  Going forward, we will continue to make necessary changes and an adjustment to our business model to appropriately align our operating costs with the gross margins our business generates," added Coogan.

CONSOLIDATED FINANCIAL RESULTS

First Quarter Financial Results
Total Net Revenues: Total net revenues increased $1.6 million or 1.1% in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007.  For the first quarters of fiscal 2008 and fiscal 2007, the net revenues were $143.6 million and $142.0 million, respectively.

Product revenue was $81.5 million and $92.2 million, respectively, for the first quarters of fiscal 2008 and fiscal 2007. Product revenue decreased $10.7 million in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007.  This decease was due primarily to timing delays of several large customer purchases.

Service revenue was $62.2 million in the first quarter of fiscal 2008 compared to $49.8 million in the first quarter of fiscal 2007, an increase of $12.4 million from fiscal 2007. The Company groups services revenue into Technical Staffing and Infrastructure Services. Technical Staffing supports clients’ project requirements, ensures regulatory and customer compliance requirements are met, and promotes success of the staffing projects.  Infrastructure Services help clients optimize the various elements of distributed computing environments.  Encompassing the complete IT lifecycle, services include desktop and mobile computing, server and network environments.

Technical Staffing revenue was $31.0 million and accounted for approximately 49.8% of total service revenues in the first quarter of fiscal 2008, compared to $20.5 million and 41.1% in the first quarter of fiscal 2007.  This increase in revenue is primarily the result of recognizing revenue for billings on subcontractor personnel which historically have been recorded as fee based services in our vendor management business.  Initially this revenue has very low incremental margin but as we convert these subcontractors to Pomeroy resources gross margins improve.

Infrastructure Service revenue was $31.2 million and $29.3 million, respectively, for the first three months of fiscal 2008 and 2007. This increase is primarily the result of new service engagements started at the beginning of 2008.  Infrastructure Service revenues were approximately 50.2% of total service revenues in the first quarter of fiscal 2008, compared to 58.9% for the first quarter of fiscal 2007.

Gross Profit:  Gross profit was $15.2 million in the first quarter of fiscal 2008, compared to $17.2 million in the first quarter of 2007. Gross profit, as a percentage of revenue, was 10.6% in first quarter of fiscal 2008, compared to 12.2% in the first quarter of fiscal 2007.

The Product gross profit was $8.0 million for the first three months of fiscal 2008, compared to $7.9 million for the same period of fiscal 2007. Product gross profit as a percentage of Product revenue increased to 9.8% in the first quarter of fiscal 2008, compared to 8.6% for the same period of fiscal 2007. The increase in Product gross profit percentage is due primarily to margin improvements as a result of the rebates from OEM partner promotional initiatives.

Service gross profit was $7.2 million for the first three months of fiscal 2008, compared to $9.3 million in the first three months of fiscal 2007.  The decline in service gross profit of $2.1 million was the result of reduced utilization and productivity of Infrastructure Services technical resources.  Service gross profit as a percentage of service revenue decreased to 11.7% in the first quarter of fiscal 2008, compared to 18.7% for the same period of fiscal 2007.  A decrease of approximately 300 basis points in the service gross profit margin relates to two factors. First, a decline in the service gross profit margin was the result of loss contracts that generated revenue of approximately $1.4 million during the quarter at zero gross profit. Second, the conversion of Technical Staffing subcontractors’ personnel that generated revenue of approximately $11.9 million during the quarter initially had very low incremental gross profit but as these resources are converted to Pomeroy resources, typically after six months, gross profit should improve significantly and gross profit margin should be in the mid-teens.  The remainder of the decline in the service gross profit margin relates to reduced utilization and productivity of Infrastructure Service technical resources.

Operating Expenses

Total operating expenses were $19.4 million in the first quarter of 2008, compared to $14.4 million in the first quarter of 2007, an increase of $5.0 million.  This increase is primarily driven by an increase of $0.6 million in sales cost related to an increase in sales force headcount and commissions; an increase of $1.5 million in costs related to investments in personnel to support our product and services businesses and investments to improve customer, vendor and back office support functions; an increase of $0.4 million related to increased professional and outside service provider fees; a charge of approximately $1.0 million to reserve against the collectibility of amounts over- billed by subcontractors for years 2005 and 2006, identified as a result of an audit by our largest staffing customer, the collection of these amounts is uncertain as we no longer do business with many of these subcontractors;  an increase related to severance charges of $0.6 million; an increase of $0.3 million related to additional accruals for loss contracts; an increase of $0.3 million for start up expenses related to new engagements; and an increase of $0.2 million related to costs for the retirement of directors.

Operating expenses as a percentage of revenue were 13.4% for the first quarter of fiscal 2008 compared to 10.2% for the first quarter of fiscal 2007.

Income (Loss) from Operations

Loss from operations was ($4.1) million in the first quarter of 2008, as compared to income of $2.8 million for the same period of 2007. This decease is a result of the lower service profit margins for the first three months of fiscal 2008 and increased operating expenses, as detailed above.

Net Interest Income (Expense)

Net interest expense was $70 thousand during the first quarter of 2008 as compared to net interest income of $172 thousand during the first quarter of 2007. During the first quarter of 2008, the Company had amounts outstanding under its credit facility due to a use of cash flow from operations during the first quarter.  The use of cash from operating activities in the first quarter was the result of payments to reduce year end accounts payables, payroll and other liabilities.

Income Tax

For the first quarter of 2008, the Company had no income tax expense or income tax benefit. During the first quarter of fiscal 2008, the Company increased its tax valuation allowance by $1.6 million for a total allowance of $16.6 million at April 5, 2008. The tax valuation allowance is due to the future uncertainty of the Company’s ability to utilize its deferred tax assets which are primarily net operating loss carryforwards of $10.5 million.  For the first quarter of fiscal 2008, the $1.6 million increase in tax valuation reserve offset what would have been an income tax benefit; the effective income tax rate would have been 37.5% prior to recording the tax valuation reserve.  The effective income tax rate for the first quarter of fiscal 2007 was 39.4%.

Net Income (Loss)

Net loss was ($4.2) million in the first quarter of 2008 as compared to net income of $1.8 million in the first quarter of 2007.  The change is a result of the factors described above.

Other Financial Information

o	Short Term Debt	$6.9 million
o	Capital Expenditures	$1.2 million
o	Cash Flow Used for Operating Activities	$16.0 million
o	Purchases of Company stock	$1.4 million
o	Working Capital	$76.3 million
	Cash, Cash Equivalents and CD’s	$1.7 million

CONFERENCE CALL

To participate in a conference call and questions and answer session with senior management regarding the first quarter of fiscal 2008 results, call 1-877-842-7108, using pass code 4660524 at 4:30 p.m. (ET) on Thursday, May 15, 2008. For your convenience, a replay will be available shortly after the call by dialing 1-800-642-1687.

ABOUT POMEROY IT SOLUTIONS, INC.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies. Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices. Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability. For more information, go to www.pomeroy.com.

FORWARD-LOOKING STATEMENTS

Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements.  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements, expressed or implied by such forward-looking statements.  These risks, and other factors you should specifically consider, include but are not limited to:  changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to successfully attract and retain customers, sell additional products and services to existing customers; the ability to timely bill and collect receivables; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services; new acquisitions by the Company; terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to implement the Company's best practices strategies; the ability to manage risks associated with customer projects; adverse or uncertain economic conditions; loss of key personnel; litigation; and the ability to attract and retain technical and other highly skilled personnel.  In some cases, you can identify forward-looking statements by such terminology as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", "projects", "intends", "prospects", "priorities", or negative of such terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.

Non-GAAP Financial Measures

The non-GAAP financial measures contained in this earnings press release exclude certain non recurring expenses for severance, loss contracts, contractual start-up penalties, additional subcontractor costs for technical staffing, and retiring directors’ non-cash compensation. Management uses non-GAAP financial measures to assess the nature of its business, including (i) whether to continue current lines of business or enter new lines of business; (ii) anticipating changes in demands for products and services; (iii) pressures on gross margins; (iv) planning and forecasting its future business; and (v) analyzing prior forecasts against past performance.  In addition, excluding these charges enhances the Company’s understanding of trends developing in its operations, its performance in its market and against its competitors.  The Company believes that providing non-GAAP net income measures that exclude such items, best allows investors to understand the Company’s ongoing business activities during the quarter.  The Company believes that inclusion of certain non-GAAP financial measures provides comparability to other publicly traded companies.  The non-GAAP financial measures should not be considered as a substitute for, or preferable to, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP financial measures used by others.  Management recognizes that the use of such non-GAAP financial measures do not take into account the fact that some of the excluded extraordinary expenses could recur or that other extraordinary expenses could be incurred.

The Company believes that these non-GAAP financial measures provide an additional tool for investors to evaluate its ongoing operating results and trends.  Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures as detailed below:

Non-GAAP Financial Measures

(in thousands, except per share data)

	First Quarter of Fiscal 2008
	Net Loss	Basic Earnings Per Share	Diluted Earnings Per Share

As reported GAAP financial measures	$(4,202)	$(0.35)	$(0.35)

Adjustments:
Severance	581	0.05	0.05
Loss contract additional accrual	271	0.02	0.02
Accrual for contractual start-up penalties	250	0.02	0.02
Additional subcontractors costs for technical staffing	1,126	0.09	0.09
Retiring directors non-cash compensation	209	0.02	0.02
The income tax effect on non-GAAP adjustments offset by an adjustment for the tax asset valuation reserve.	662	0.06	0.06
Total adjustments	3,099	0.26	0.26

Non-GAAP financial measures	$(1,103)	$(0.09)	$(0.09)

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)

	April 5, 2008	January 5, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$1,658	$13,282
Certificates of deposit	1,121	1,113

Accounts receivable:
Trade, less allowance of $3,067 and $3,522, respectively	120,297	140,167
Vendor, less allowance of $538 and $562, respectively	12,790	11,352
Net investment in leases	422	756
Other	646	1,288
Total receivables	134,155	153,563

Inventories	15,552	15,811
Other	10,483	10,196
Total current assets	162,969	193,965

Equipment and leasehold improvements:
Furniture, fixtures and equipment	16,424	15,180
Leasehold Improvements	7,262	7,262
Total	23,686	22,442

Less accumulated depreciation	13,743	12,645
Net equipment and leasehold improvements	9,943	9,797

Intangible assets, net	1,874	2,017
Other assets	909	805
Total assets	$175,695	$206,584

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)

	April 5, 2008	January 5, 2008
LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable:
Floor plan financing	$14,190	$26,328
Trade	42,231	57,016
Total accounts payable	56,421	83,344

Credit facility payable	6,919	-
Deferred revenue	2,093	1,949
Employee compensation and benefits	6,437	10,248
Accrued facility closing cost and severance	1,249	1,678
Other current liabilities	13,513	15,542
Total current liabilities	86,632	112,761

Accrued facility closing cost and severance	1,037	1,056

Equity:

Preferred stock, $.01 par value; authorized 2,000 shares, (no shares issued or outstanding)	-	-

Common stock, $.01 par value; authorized 20,000 shares, (13,539 and 13,513 shares issued, respectively)	141	140
Paid in capital	92,326	91,399
Accumulated other comprehensive income	12	20
Retained earnings	9,999	14,200
	102,478	105,759
Less treasury stock, at cost (1,544 and 1,323 shares, respectively)	14,452	12,992
Total equity	88,026	92,767
Total liabilities and equity	$175,695	$206,584

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(in thousands, except per share data)	Three Months Ended
	April 5, 2008		April 5, 2007
		Non-GAAP
Net revenues:
Product	$81,477	$81,477	$92,210
Service	62,152	62,228	49,783
Total revenues	143,629	143,705	141,993

Cost of revenues:
Product	73,499	73,499	84,280
Service	54,908	54,816	40,472
Total cost of revenues	128,407	128,315	124,752

Gross profit	15,222	15,390	17,241

Operating expenses:
Selling, general and administrative	15,869	15,869	13,280
Depreciation and amortization	1,216	1,216	1,120
Severance	581	-	-
Additional loss contract accrual	271	-	-
Accrual for start-up penalties	250	-	-
Cost for subcontractor wage adjustments	958	-	-
Retiring directors expenses	209	-	-
Total operating expenses	19,354	17,085	14,400

Income (loss) from operations	(4,132)	(1,695)	2,841

Interest income	85	85	310
Interest expense	(155)	(155)	(138)
Interest, net	(70)	(70)	172

Income before income tax	(4,202)	(1,765)	3,013
Income tax (benefit) expense	-	(662)	1,188
Net income (loss)	$(4,202)	$(1,103)	$1,825

Weighted average shares outstanding:
Basic	12,061	12,061	12,349
Diluted	12,061	12,061	12,604

Earnings per common share:
Basic	$(0.35)	$(0.09)	$0.15
Diluted*	$(0.35)	$(0.09)	$0.14

* Dilutive loss per common share for the quarter ended January 5, 2008 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options.

POMEROY IT SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)

	Three Months Ended
Cash Flows from Operating Activities:	April 5, 2008	April 5, 2007
Net income (loss)	$(4,202)	$1,825
Adjustments to reconcile net income (loss) to net cash flows from (used in) operating activities:
Depreciation and amortization	1,250	1,336
Stock option, restricted stock compensation and employee purchase plan expense	755	242
Facility closing cost and severance	581	-
Provision for doubtful accounts	300	150
Amortization of unearned income	(2)	(20)
Deferred income taxes	-	727
Loss on disposal of fixed assets	(2)	-
Changes in working capital accounts:
Accounts receivable	18,775	(1,938)
Inventories	259	147
Other current assets	(390)	1,585
Net investment in leases	336	330
Accounts payable - floor plan financing	(12,138)	(6,590)
Accounts payable trade	(14,785)	1,073
Deferred revenue	144	160
Income tax payable	-	5
Employee compensation and benefits	(3,811)	2,154
Other, net	(3,112)	(946)
Net operating activities	(16,042)	240
Cash Flows used in Investing Activities:
Capital expenditures	(1,244)	(1,155)
Purchases of certificate of deposits	(8)	(9)
Net investing activities	(1,252)	(1,164)
Cash Flows used for Financing Activities:
Increase in short-term debt, net	6,919	-
Proceeds from exercise of stock options	-	7
Purchase of treasury stock	(1,413)	(357)
Proceeds from issuance of common shares for employee stock purchase plan	172	146
Net financing activities	5,678	(204)
Effect of exchange rate changes on cash and cash equivalents	(8)	(81)
Decrease in cash and cash equivalents	(11,624)	(1,209)
Cash and cash equivalents:
Beginning of period	13,282	13,562
End of period	$1,658	$12,353

POMEROY IT SOLUTIONS, INC.
2007 QUARTERS AND FULL YEAR FINANCIAL STATEMENT
(UNAUDITED)

(in thousands)

	First Quarter of Fiscal 2007
	As Previously Reported	As Restated
Net revenues	$141,993	$141,993
Cost of revenues	118,291	124,752
Gross profit	23,702	17,241

Operating expenses	20,861	14,400

Loss from operations	2,841	2,841

Net Interest - income	172	172

Income taxes	1,188	1,188

Net income	$1,825	$1,825

	Second Quarter of Fiscal 2007
	As Previously Reported	As Restated
Net revenues	$138,261	$138,261
Cost of revenues	116,238	122,653
Gross profit	22,023	15,608

Operating expenses	23,434	17,019

Loss from operations	(1,411)	(1,411)

Net Interest - income	90	90

Income taxes benefit	(468)	(468)

Net loss	$(853)	$(853)

	Third Quarter of Fiscal 2007
	As Previously Reported	As Restated
Net revenues	$144,392	$144,392
Cost of revenues	123,662	129,637
Gross profit	20,730	14,755

Operating expenses	124,265	118,290

Loss from operations	(103,535)	(103,535)

Net Interest - income	70	70

Income taxes benefit	(11,671)	(11,671)

Net loss	$(91,794)	$(91,794)

	Fourth Quarter of Fiscal 2007
	As Previously Reported	As Restated
Net revenues	$162,261	$162,261
Cost of revenues	144,731	152,155
Gross profit	17,530	10,106

Operating expenses	26,691	19,267

Loss from operations	(9,161)	(9,161)

Net Interest - income	119	119

Income taxes	12,369	12,369

Net loss	$(21,411)	$(21,411)

	2007 Fiscal Year
	As Previously Reported	As Restated
Net revenues	$586,907	$586,907
Cost of revenues	502,922	529,197
Gross profit	83,985	57,710

Operating expenses	195,251	168,976

Loss from operations	(111,266)	(111,266)

Net Interest - income	451	451

Income taxes	1,418	1,418

Net loss	$(112,233)	$(112,233)

For fiscal 2008, the Company has reclassified amounts previously included in operating expenses.   Above is the fiscal 2007 financial statement as previously reported in the Company’s 2007 10K Report and the fiscal 2007 financial statement after the reclassifications.